Exhibit 10.13

MANUFACTURER:	■ NAVINTA, LLC
MANUFACTURER CONTACT:	■ CHRISTOPHER NEWTON,Ph.D.
CUSTOMER CONTACT:	■ JOHN C. HOUGHTON
EFFECTIVE DATE:	■ DECEMBER 7, 2009

 TAUROLIDINE SUPPLY AGREEMENT

THIS  SUPPLY AGREEMENT is made and entered into as of December 7th, 2009  (the “Effective Date”) by and between CORMEDIX INC. 86 Summit Ave., Summit, NJ 07901,  (together with its Affiliates, “Customer”) and NAVINTA, LLC, a  corporation having an address at 1499 Lower Ferry Road, Ewing, NJ 08618 (“Manufacturer”).

RECITALS:

WHEREAS, Customer desires to engage Manufacturer to perform certain Development or Manufacturing Services (as those terms are defined below), on the terms and conditions set forth below, and Manufacturer desires to perform such Services for Customer.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth in this Agreement, the parties hereto agree as follows:

1.            Definitions.  Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1          “Affiliate” means, with respect to a party, any person or entity which controls, is controlled by or is under common control with such party.  As used in this Agreement, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2          “Agreement” means this  Supply Agreement, together with all Appendices attached hereto, as amended from time to time by the parties in accordance with Section 15.6, and all fully signed Work Orders entered into by the parties.

1.3          “API/Drug Substance” means the active pharmaceutical ingredient identified on the applicable Work Order or any intermediate thereof.

1.4          “Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Authority, as amended from time to time, including without limitation, cGMP (if applicable).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.5          “Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or use of Product in the intended country of use, including, without limitation, the FDA.

1.6          “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Record.

1.7          “Batch Documentation” has the meaning set forth in Section 6.2.

1.8          “Certificate of Analysis” means a document, signed by an authorized representative of Manufacturer, describing Specifications for, and testing methods applied to, Product, and the results thereof.

1.9          “Certificate of Compliance” means a document, signed by an authorized representative of Manufacturer, certifying that a particular Batch was manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

1.10        “cGMP” means current good manufacturing practices applicable to the Manufacture of Product promulgated by any Authority.

1.11        “Change Order” has the meaning set forth in Section 5.3.

1.12        “Confidential Information” has the meaning set forth in Section 10.

1.13        “Develop” or “Development” means the studies and other activities conducted by Manufacturer under this Agreement to develop all or any part of a Manufacturing Process including, without limitation, analytical tests and methods, formulations and dosage forms.

1.14        “Equipment” means any equipment or machinery, including Customer Equipment, used by Manufacturer in the Development and/or Manufacturing of Product, or the holding, processing, testing, or release of Product.

1.15        “Facility” means the facilities of Manufacturer identified in the applicable Work Order.

1.16        “FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.17        “FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.18        “Forecast” means firm work orders for the first six months and rolling forecast for the twelve months for each year for the product covered under this agreement. Manufacturer will provide appropriate lead time requirements to the Customer for firm work orders for the six month cycle for a given year.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.19        “Customer Indemnitee” has the meaning set forth in Section 12.1.

1.20        “Customer Equipment” means the Equipment, if any, identified on the applicable Work Order as being provided by Customer or purchased or otherwise acquired by Manufacturer at Customer’s expense.

1.21        “Customer Materials” means the materials, and any intermediates or derivatives thereof, identified in the applicable Work Order as being provided by Customer including labels (if any) for Product.

1.22        “Customer Technology” means (a) Customer Materials, (b) Product and any intermediates or derivatives thereof, (c) Specifications, and (d) the Technology of Customer owned, developed or obtained by or on behalf of Customer prior to the Effective Date, or developed or obtained by or on behalf of Customer independent of this Agreement and without reliance upon the Confidential Information of Manufacturer.

1.23        “force majeure” has the meaning set forth in Section 15.3.

1.24        “Improvements” means all Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) associated with Product that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement.

1.25        “IND” means an Investigational New Drug application filed with the FDA in accordance with Applicable Law.

1.26        “Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce Product, including without limitation, the manufacturing, processing, packaging, labeling, quality control testing, release, storage or supply of Product.

1.27        “Manufacturer Indemnitee” has the meaning set forth in Section 12.2.

1.28        “Manufacturer Technology” means the Technology of Manufacturer (a) existing prior to the Effective Date, or (b) developed or obtained by or on behalf of Manufacturer independent of this Agreement and without reliance upon Confidential Information of Customer.

1.29        “Manufacturing Process” means any and all processes (or any step in any process) used or planned to be used by Manufacturer to Manufacture Product, as evidenced in the Batch Documentation or master Batch Documentation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.30        “Net Sales” shall mean the U.S. net sales for a Product as reported by Customer in its U.S. financial statements under U.S. General Accepted Accounting Procedure (GAAP) principles, and incorporates, to the extent related to the sale thereof, discounts, charge backs, credits, returns, rebates and allowances actually granted, which were imposed on the sales transactions under the ordinary course of business (whether or not separately invoiced).

1.31        “Product” means Taurolidine API/Drug Substance, in each case as specified in the applicable Work Order, including, if applicable, bulk packaging and/or labeling as provided in such Work Order.

1.32        “Quality Agreement” has the meaning set forth in Section 2.2.

1.33        “Records” has the meaning set forth in Section 5.4(a).

1.34        “Representative” has the meaning set forth in Section 3.1.

1.35        “Reprocess” and “Reprocessing” means introducing a Product back into the process and repeating appropriate manipulation steps that are part of the established Manufacturing Process.  Continuation of a process step after an in-process control test show the process to be incomplete is not considered reprocessing.

1.36        “Rework” and “Reworking” means subjecting a Product to one or more processing steps that are different from the established Manufacturing Process.

1.37        “Services” means the Development, Manufacturing and/or other services described in a Work Order entered into by the parties.

1.38        “Specifications” means the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Customer, as such specifications are amended or supplemented from time to time by Customer in writing.

1.39        “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

1.40        “Work Order” means a written binding work order, substantially in the form attached hereto as Appendix A, for the performance of Services by Manufacturer under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.             Engagement of Manufacturer.

2.1           Services and Work Orders.   From time to time, Customer may wish to engage Manufacturer to perform Services for Customer. Such Services will be set forth in a Work Order. Each Work Order will be appended to this Agreement and will set forth the material terms for the project, and may include the scope of work, specified Services, Specifications, deliverables, timelines, milestones (if any), quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the parties with respect to the activities to be performed under such Work Order.  No Work Order will be effective unless and until it has been agreed to and signed by authorized representatives of both parties.  Documents relating to the relevant project, including without limitation Specifications, proposals, quotations and any other relevant documentation, will be attachments to the applicable Work Order and incorporated in the Work Order by reference.  Each fully signed Work Order will be subject to the terms of this Agreement and will be incorporated herein and form part of this Agreement.  Manufacturer will perform the Services specified in each fully signed Work Order, as amended by any applicable Change Order(s), and in accordance with the terms and conditions of such Work Order and this Agreement.  Notwithstanding the foregoing, nothing in this Agreement will obligate either party to enter into any Work Order under this Agreement.

2.2           Quality Agreement. If appropriate or if required by Applicable Law, the parties will also agree upon a Quality Agreement containing quality assurance provisions for the Manufacture of Product (“Quality Agreement”), which agreement will also be attached to the applicable Work Order and incorporated by reference in the Work Order.

2.3           Conflict Between Documents. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, Quality Agreement, purchase order, or other form used by the parties, the terms of this Agreement will control.

2.4          Exclusivity.  Manufacturer shall supply to Customer Product, described under 1.31, as per the terms of an executed Work Order, on an exclusive worldwide basis in the field of the prevention and treatment of human infection and/or dialysis (the “Exclusive Field”).  For the avoidance of doubt, Manfuracturer shall not, during the term of this Agreement, supply to any third party the Product and/or taurolidine for use in the Exclusive Field.  The exclusivity described in this section shall remain in effect so long as Customer purchases certain Minimum Product Supply as described in the following paragraph.

2.5          Minimum Purchase Requirement.  In order to maintain exclusivity in the Exclusive Field (as defined in the preceding section), Customer shall be required to purchase [*].

2.6           Sales Milestone Payments. Customer shall pay to Manufacturer the following non-refundable, non-creditable one-time milestone payments within [*] following the first achievement of the applicable milestone event with a Product as long as the Customer or its assignee markets Product:

 (a)  [*];

 (b)  [*];

 (c)  [*];

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

 (d)  [*]; and

 (e)  [*].

3.            Project Performance.

3.1           Representatives. Each party will appoint a representative having primary responsibility for day-to-day interactions with the other party for the Services (each, a “Representative”), who will be identified in the applicable Work Order.  Each party may change its Representative by providing written notice to the other party in accordance with Section 15.3; provided that Manufacturer will use reasonable efforts to provide Customer with at least forty-five (45) days prior written notice of any change in its Representative for the Services.  Except for notices or communications required or permitted under this Agreement, which will be subject to Section 15.3, or unless otherwise mutually agreed by the parties in writing, all communications between Manufacturer and Customer regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the parties’ respective Representatives.

3.2           Communications.  The parties will hold project team meetings via teleconference or in person, on a periodic basis as agreed upon by the Representatives.  Manufacturer will make written reports to Customer as specified in the applicable Work Order.

3.3           Subcontracting.  Manufacturer may  subcontract with any third party to perform any of its obligations under this Agreement with  prior written  notification  to Customer.  Manufacturer will be solely responsible for the performance of any permitted subcontractor, and for costs, expenses, damages, or losses of any nature arising out of such performance as if such performance had been provided by Manufacturer itself under this Agreement.  Manufacturer will cause any such permitted subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including without limitation, all confidentiality, quality assurance, regulatory and other obligations and requirements of Manufacturer set forth in this Agreement.

3.4           Duty to Notify.  If Manufacturer, at any time during the term of this Agreement, has reason to believe that it will be unable to perform or complete the Services, Manufacturer will promptly notify Customer thereof.  Compliance by Manufacturer with this Section 3.4 will not relieve Manufacturer of any other obligation or liability under this Agreement.

4.            Materials and Equipment.

4.1          Supply of Materials.  Unless the parties otherwise agree in a Work Order, Manufacturer will supply, in accordance with  the relevant approved raw material specifications, all materials to be used by Manufacturer in the performance of Services under a Work Order other than the Customer Materials specified in such Work Order.  Customer or its designees will provide Manufacturer with the Customer Materials.  Manufacturer agrees (a) to account for all Customer Materials~~,~~. (b) not to provide Customer Materials to any third party without the express prior written consent of Customer, (c) not to use Customer Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any Customer Materials or take any action to determine the structure or composition of any Customer Materials unless required pursuant to a signed Work Order, and (d) to destroy or return to Customer all unused quantities of Customer Materials according to Customer’s written directions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4.2          Ownership of Materials.  Customer will at all times retain title to and ownership of the Product, any intermediates (and components thereof), and any work in process at each and every stage of the Manufacturing Process.  Manufacturer will provide within the Facility an area or areas where the Product, any intermediates (and components thereof), and any work in process are segregated and stored in accordance with the Specifications and cGMP (if applicable), and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to Manufacturer, or held by it for a third party's account Manufacturer will ensure that,  Product, any intermediates (and components thereof), and any work in process are free and clear of any liens or encumbrances.

5.            Development and Manufacture of Product.

5.1          Resources; Applicable Law.  Manufacturer will comply with all Applicable Law in performing Services.

5.2          Facility.

(a)   Performance of Services.  Manufacturer will perform all Services at the Facility; provide all staff necessary to perform the Services in accordance with the terms of the applicable Work Order and this Agreement.  Manufacturer will not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without at least one hundred and fifty (150) days prior written notice to, and prior written consent from, Customer, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Customer may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be).

(b)   Validation.  Manufacturer will be responsible for performing all validation of the Facility, Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP, Manufacturer’s SOPs, the applicable Quality Agreement, Applicable Law, and in accordance with any other validation procedures established by  Manufacturer or their designated third party.  Manufacturer will also be responsible for ensuring that all such validated processes are carried out in accordance with their terms.

(c)    Licenses and Permits.  Manufacturer will be responsible for obtaining, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of Services by Manufacturer under this Agreement.  At Customer’s request, Manufacturer will provide Customer with copies of all such approvals and submissions to Authorities, and Customer will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Customer’s Product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)   Access to Facility.  Manufacturer will permit Customer or its duly authorized representatives to observe and consult with Manufacturer during the performance of Services under this Agreement, including without limitation the Manufacturing of any Batch of Product.  Manufacturer also agrees that Customer and its duly authorized agents will have continuous access, during operational hours and during active Manufacturing, to inspect the Facility and Manufacturing Process to ascertain compliance by Manufacturer with the terms of this Agreement, including, without limitation, inspection of (i) the Equipment and materials used in the performance of Services, (ii) the holding facilities for such materials and Equipment, and (iii) all Records relating to such Services and the Facility.  Customer will also have the right, at its expense, to conduct “mock” pre-approval audits upon reasonable notice to Manufacturer, and Manufacturer agrees to cooperate with Customer in such “mock audits.”

5.3          Changes to Work Orders, Manufacturing Process and Specifications.

(a)    Changes to Work Orders.  If the scope of work of a Work Order changes, then the applicable Work Order may be amended as provided in this Section 5.3(a). If a required modification to a Work Order is identified by Customer, or by Manufacturer, the identifying party will notify the other party in writing as soon as reasonably possible.  Manufacturer will provide Customer with a change order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Work Order (“Change Order”) and will use reasonable efforts to do so within ten (10) business days of receiving or providing such notice, as the case may be. No Change Order will be effective unless and until it has been signed by authorized representatives of both parties.  If Customer does not approve such Change Order, and has not terminated the Work Order, but requests the Work Order to be amended to take into account the modification, then the parties will use reasonable efforts to agree on a Change Order that is mutually acceptable.  If practicable, Manufacturer will continue to work on the existing Work Order during any such negotiations, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but will not commence work in accordance with the Change Order until it is authorized in writing by Customer.

(b)    Process/Specifications Changes.  Any change or modification to the Manufacturing Process or Specifications for any Product must be in accordance with applicable regulatory procedures and with prior notification to the  Customer and their written consensus.  Any changes will be made in accordance with the change control provisions of the applicable Quality Agreement.

5.4          Record and Sample Retention.

(a)    Records.  Manufacturer will keep complete and accurate records (including without limitation reports, accounts, notes, data, and records of all information and results obtained from performance of Services) of all work done by it under this Agreement, in form and substance as specified in the applicable Work Order, the applicable Quality Agreement, and this Agreement (collectively, the “Records”).  Records will be available at reasonable times for inspection, examination and copying by or on behalf of Customer.  All original Records of the Development and Manufacture of Product under this Agreement will be retained and archived by Manufacturer in accordance with cGMP (if applicable) and Applicable Law, but in no case for less than a period of five (5) years following completion of the applicable Work Order.  Upon Customer’s request, Manufacturer will promptly provide Customer with copies of such Records  Five (5) years after completion of a Work Order, all of the aforementioned records will be sent to Customer or Customer’s designee; provided, however, that Customer may elect to have such records retained in Manufacturer’s archives for an additional period of time at a reasonable charge to Customer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)    Sample Retention.  Manufacturer will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product from the Manufacturing Process produced under this Agreement.  Further, Manufacturer will submit such samples to Customer, upon Customer’s written request.

5.5          Regulatory Matters.

(a)    Regulatory Approvals.  Customer will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Customer’s use of the Product under this Agreement, including, without limitation, IND submissions and any analogous submissions filed with the appropriate Authority of a country other than the United States.  Manufacturer will be responsible for providing Customer with all supporting data and information relating to the Product for obtaining such approvals, including, without limitation, all Records, raw data, reports, authorizations, certificates, methodologies, Batch Documentation, raw material specifications, SOPs, standard test methods, Certificates of Analysis, Certificates of Compliance and other documentation in the possession or under the control of Manufacturer.  Manufacturer shall be responsible for production and filing of the Drug Master File for the Product with the FDA on a timely, competent and professional basis.

(b)    Regulatory Inspections.  Manufacturer will permit Customer or its agents to be present and participate in any visit or inspection by any Authority of the Facility (to the extent it relates the Product) or the Manufacturing Process.  Manufacturer will give as much advance notice as possible to Customer of any such visit or inspection.  Manufacturer will provide to Customer a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to any Product, the Facility (if it relates to or affects the Development and/or Manufacture of Product) or the Manufacturing Process, within three (3) business days  or sooner after receipt thereof, and will consult with Customer before responding to each such communication.  Manufacturer will provide Customer with a copy of its final responses within five (5) business days after submission thereof.

5.6          Waste Disposal.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services will be the responsibility of Manufacturer at Manufacturer’s sole cost and expense.  Without limiting other applicable requirements, Manufacturer will prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.7          Safety Procedures.  Manufacturer will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services.  Manufacturer, in consultation with Customer, will develop safety and handling procedures for API/Drug Substance and Product; provided, however, that Customer will have no responsibility for Manufacturer’s health and safety program.

5.8          Technology Transfer.  Within ninety (90) days of a Supply Failure by Manufacturer (as defined hereinafter), or in any event if such Supply Failure is not fully cured within ninety (90) days of the occurrence of the Supply Failure, then Customers’s minimum purchase obligations (as outlined in Section 2.5) and sales milestone payment obligations (as outlined in Section 2.6) will terminate altogether and Manufacturer shall provide to Customer, or its designee, all Manufacturing information, including, without limitation, documentation, technical assistance, materials and cooperation by appropriate employees of Manufacturer as Customer or its designee may reasonably require in order to Manufacture Product.  A “Supply Failure” shall include any inability on the part of Manufacturer to meet Customers supply demands with respect to quantity or quality based on a firm six (6) month and twelve (12) months rolling forecasts and ordering provisions.  In the event Customer requests technology transfer pursuant to this Section 5.8 (based on an uncured Supply Failure), Customer shall be obligated to pay to Manufacturer royalties on the Net Sales of Product manufactured using the Manufacturer Technology or the Manufacturer Process.  Specifically, Customer shall be required to pay to Manufacturer as long as Customer or its assignee markets Product:

 (a)  [*];

 (b)  [*]; and

 (c)   [*].

6.	Testing and Acceptance Process.

6.1          Testing by Manufacturer.  The Product to be supplied under this Agreement will be Manufactured in accordance with cGMP, unless otherwise stated in the Work Order, and the Manufacturing Process approved by the Customer.  Each Batch of Product will be sampled and tested by Manufacturer against the Specifications, and the quality assurance department of Manufacturer will review the records relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP (if applicable) and the Manufacturing Process.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.2          Provision of Records.  If, based upon such tests, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP (if applicable) and the Manufacturing Process, and then a Certificate of Compliance will be completed and approved by the quality assurance department of Manufacturer. This Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records (collectively, the “Batch Documentation”) for each Batch of Product will be delivered to Customer by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required to verify delivery date. Upon request, Manufacturer will also deliver to Customer all raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation in the possession or under the control of Manufacturer relating to the Manufacture of each Batch of Product.  If Customer has not received all such Batch Documentation at the time of receipt of the Batch, Customer will notify Manufacturer in writing.  If Customer requires additional copies of such Batch Documentation, these will be provided by Manufacturer to Customer at cost.

6.3          Review of Batch Documentation; Acceptance. Customer will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications.  Customer will notify Manufacturer in writing of its acceptance or rejection of such Batch within thirty (30) business days of receipt of the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within ten (10) days, to any reasonable inquiry by the other party with respect to such Batch Documentation.  Customer has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process.

6.4          Disputes.  In case of any disagreement between the parties as to whether Product conforms to the applicable Specifications or cGMP (if applicable), the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and Customer and Manufacturer will follow their respective SOPs to determine the conformity of the Product to the Specifications and cGMP (if applicable).  If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed thirty (30) days), a representative sample of such Product will be submitted to an independent testing laboratory mutually agreed upon by the parties for tests and final determination of whether such Product conforms with such Specifications.  The laboratory must meet cGMP (if applicable), be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either party.  Such laboratory will use the test methods contained in the applicable Specifications.  The determination of conformance by such laboratory with respect to all or part of such Product will be final and binding on the parties.  The fees and expenses of the laboratory incurred in making such determination will be paid by the party against whom the determination is made.

6.5          Product Non-Compliance and Remedies. If a Batch of Product fails to conform to the Specifications or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, then Manufacturer will, at Customer’s sole option:

(a)    refund in full the fees and expenses paid by Customer for such Batch; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)   at Manufacturer’s cost and expense, produce a new Batch of Product as soon as reasonably possible; or

(c)    Rework or Reprocess the Product, at Manufacturer’s cost and expense, so that the Batch can be deemed to have been Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, and to conform to Specifications.

Moreover, the parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to comply with cGMP (if applicable) and/or the Manufacturing Process and will decide whether to proceed with or to amend the applicable Work Order, or to terminate such Work Order.

6.6          Disposition of Non-Conforming Product.  The ultimate disposition of non-conforming Product will be the responsibility of Manufacturer’s  quality assurance department and Manufacturer’s  expense, in due consultation with the Customer.

7.            Shipping and Delivery.

7.1          Shipping; Delivery.  Manufacturer agrees not to ship Product to Customer or its designee until it has received a written approval to release and ship from Customer.  Manufacturer will ensure that each Batch will be delivered to Customer’s designee, (a) on the delivery date and to the destination designated by Customer in writing, and (b) in accordance with the instructions for shipping and packaging specified by Customer in the applicable Work Order or as otherwise agreed to by the parties in writing. Delivery terms will be FCA the Facility (Incoterms 2000).  A bill of lading will be furnished to Customer with respect to each shipment.

8.           Price and Payments.

8.1          Price.  The price of Product and/or the fees for the performance of Services will be set forth in the applicable Work Order.

8.2          Invoice.  Manufacturer will invoice Customer according to the payment schedule in the applicable Work Order.  Payment of undisputed invoices will be due [*] after receipt of the invoice by Customer.

8.3          Payments.  Customer will make all payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by Manufacturer.  All payments under this Agreement will be made in United States Dollars.

8.4          Financial Records.  Manufacturer will keep accurate records of all Services performed and invoice calculations, and, upon the request of Customer, will permit Customer or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations. Such audit shall not be more than once in a calander year.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.5          Taxes.  Duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services will be borne by Customer (other than taxes based upon the income of Manufacturer).

9.            Intellectual Property Rights.

9.1          Customer Technology.  All rights to and interests in Customer Technology will remain solely in Customer and no right or interest therein is transferred or granted to Manufacturer.  Manufacturer acknowledges and agrees that it does not acquire a license or any other right to Customer Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur.

9.2          Manufacturer Technology.  All rights to and interests in Manufacturer Technology will remain solely in Manufacturer as it relates to Product and no right or interest therein is transferred or granted to Customer.  Customer acknowledges and agrees that it will not acquire a license or any other right to Manufacturer Technology except as otherwise set forth in this Agreement.

9.3          Improvements.  The parties agree that it will be owned on the basis of inventorship (i.e., whoever invents, owns) To the extent any such Improvements are useful or necessary in the Manufacturing of the Product, then Manufacturer shall make available such Improvements for use in connection with the Manufacturing of the Product for no additional fees or royalties other than those outlined herein.

10.	Confidentiality.

10.1        Definition.  As used in this Agreement, “Confidential Information” means any scientific, technical, trade or business information which is given by one party to the other and which is treated by the disclosing party as confidential or proprietary or is developed by one party for the other under the terms of this Agreement.  The disclosing party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure all such Confidential Information that is disclosed in writing or other tangible form.  Confidential Information of Manufacturer includes, but is not limited to, Manufacturer Technology, whether or not labeled confidential. Confidential Information of Customer includes, but is not limited to, Customer Technology whether or not labeled confidential.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.2        Obligations.  Each party agrees (a) to keep confidential the Confidential Information of the other party, (b) not to disclose the other party’s Confidential Information to any third party without the prior written consent of such other party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations shall not apply to Confidential Information that is (i) in possession of the receiving party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving party, (iii) received by the receiving party from a third party without obligation of confidentiality, or (iv) developed independently by the receiving party without use of, reference to, or reliance upon the disclosing party’s Confidential Information by individuals who did not have access to Confidential Information. Notwithstanding the foregoing, a party may disclose (y) Confidential Information of the other party to its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and (z) Confidential Information of the other party to the extent such disclosure is required to comply with Applicable Law or the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, however, that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.  Moreover, Customer may disclose Confidential Information of Manufacturer relating to the Development and/or Manufacture of Product to entities with whom Customer has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

10.3        Public Statements. Except to the extent required by Applicable Law or the rules of any stock exchange or listing entity, neither party will make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use the other party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

11.           Representations and Warranties.

11.1        Manufacturer’s Representations and Warranties.  Manufacturer represents and warrants to Customer that:

(a)    it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, inconsistent with the provisions of this Agreement;

(b)    the Services will be performed with requisite care, skill and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified;

(c)    to the best of its knowledge, the Services will not infringe the intellectual property rights of any third party and it will promptly notify Customer in writing should it become aware of any claims asserting such infringement;

(d)    at the time of delivery to Customer, the Product Manufactured under this Agreement (i) will have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, the Manufacturing Process, the applicable Quality Agreement, and Specifications, and (ii) will not be adulterated or misbranded under the FDCA or other Applicable Law; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)    it has not been debarred, nor is it subject to a pending debarment, and that it will not use in any capacity in connection with the Services any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section.  Manufacturer agrees to notify Customer in writing immediately if Manufacturer or any person who is performing Services is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or proceeding is pending, or to the best of Manufacturer’s knowledge, is threatened, relating to the debarment or conviction of Manufacturer or any person performing Services.

11.2        Customer Representations and Warranties.  Customer represents and warrants to Manufacturer that:

(a)    it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, inconsistent with the provisions of this Agreement, and

(b)    to the best of its knowledge, the use of Customer Technology as described in any work order will not infringe the intellectual property rights of any third party and that it will promptly notify Manufacturer in writing should it become aware of any claims asserting such infringement.

11.3        Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

12.          Indemnification.

12.1        Indemnification by Manufacturer.  Manufacturer will indemnify, defend and hold harmless Customer, its Affiliates and their respective officers, directors, employees and agents (each a “Customer Indemnitee”) from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Customer Indemnitee by any third party based on, arising out of, or resulting directly from (a) any breach by Manufacturer of its representations, warranties or covenants under this Agreement, or (b) any negligent act or omission or the willful misconduct of any Manufacturer Indemnitees in performing obligations under this Agreement that results in a claim for damages.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.2        Indemnification by Customer.  Customer will indemnify, defend and hold harmless Manufacturer, its Affiliates and their respective officers, directors, employees and agents (each a “ Manufacturer Indemnitee”) from and against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Manufacturer Indemnitee by any third party based on, or arising out of, or resulting directly from (a) the use of the Product, except to the extent that such Losses are within the scope of the indemnification obligation of Manufacturer under Section 12.1, (b) any breach by Customer of its representations, warranties or covenants under this Agreement, or (c) any negligent act or omission or the willful misconduct of any Customer Indemnitees in performing obligations under this Agreement that results in a claim for damages.

12.3        Procedures.  Each party agrees to notify the other party within thirty (30) days of receipt of any claims made for which the other party might be liable under Section 12.1 or 12.2, as the case may be. Subject to Section 12.4, the indemnifying party will have the right to defend, negotiate, and settle such claims.  The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.  The parties understand that no insurance deductible will be credited against losses for which a party is responsible under this Section 12.

12.4        Settlement.  Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.  If a settlement contains an absolute waiver of liability for the indemnified party, and each party has acted in compliance with the requirements of Section 12.3, then the indemnified party’s consent will be deemed given. Notwithstanding the foregoing, Manufacturer will not agree to settle any claim on such terms or conditions as would impair Customer’s ability or right to Manufacture, market, sell or otherwise use Product, or as would impair Manufacturer’s ability, right or obligation to perform its obligations under this Agreement.

12.5        Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 10 OR ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.

13.           Insurance.

13.1         Insurance.  Manufacturer and Customer shall maintain during the term of this Agreement and for at least five (5) years thereafter (for claims made coverage) policies of insurance in the amounts and of the types reasonably appropriate for the conduct of their respective business.  Manufacturer and Customer shall maintain the following minimum insurance coverage with financially-sound and nationally-reputable insurers:  Comprehensive Liability with contractual and product liability insurance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.2         Evidence of Manufacturer’s Insurance.  Manufacturer will furnish to Customer a certificate from an insurance carrier (having a minimum AM Best rating of A) demonstrating the insurance requirements set forth above. The insurance certificate will confirm each of the following:

 (a)   excluding Manufacturer’s Worker’s Compensation policy, Customer is named as an additional insured with respect to matters arising from this Agreement;

 (b)   such insurance is primary and non-contributing to any liability insurance carried by Customer; and

 (c)   thirty (30) days prior written notice will be given to Customer of cancellation or any material change in the policies.

13.3        Evidence of Customer’s Insurance.  Customer will furnish to Manufacturer a certificate from an insurance carrier (having a minimum AM Best rating of A) demonstrating the insurance requirements set forth above. The insurance certificate will confirm each of the following:
 (a)   excluding Customer’s Worker’s Compensation policy, Manufacturer is named as an additional insured with respect to matters arising from this Agreement;

 (b)   such insurance is primary and non-contributing to any liability insurance carried by Customer; and

 (c)   thirty (30) days prior written notice will be given to Manufacturer of cancellation or any material change in the policies.

13.4         Insurance Information.  Manufacturer will comply, at Customer’s expense, with reasonable requests for information made by Customer’s insurance provider representative(s), including permitting such representative(s) to inspect the Facility during operational hours and upon reasonable notice to Manufacturer. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety and non-disclosure as Manufacturer may reasonably require.

14.           Term and Termination.

14.1        Term.  This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 14, will expire on the later of (a) five (5) years from the Effective Date, or (b) the completion of Services under the last Work Order executed by the parties prior to the 5th anniversary of the Effective Date.  The term of this Agreement may be extended by Customer continuously for additional two (2) year periods upon written notice to Manufacturer at least thirty (30) days prior to the expiration of the then current term under existing terms and conditions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

14.2        Termination by Customer.  Customer will have the right, in its sole discretion, to terminate this Agreement and/or any Work Order (a) upon thirty (30) days prior written notice to Manufacturer, or (b) immediately upon written notice if (i) in Customer’s reasonable judgment, Manufacturer is or will be unable to perform the Services in accordance with the agreed upon timeframe and budget set forth in the applicable Work Order, or (ii) Manufacturer fails to obtain or maintain any material governmental licenses or approvals required in connection with the Services.

14.3        Termination by Manufacturer.  Manufacturer will have the right, in its sole discretion, to terminate this Agreement and/or any Work Order (upon written thirty (30) days prior notice if (i) in Manufacturer’s reasonable judgment, Customer is or will be unable to purchase the Product as expected and per schedule in accordance with the agreed upon timeframe and budget set forth in the applicable Work Order, or (ii) Customer fails to obtain or maintain any material governmental licenses or approvals required in connection with the Product.

14.4        Termination by Either Party.  Either party will have the right to terminate this Agreement or any signed Work Orders that are pending by written notice to the other party, upon the occurrence of any of the following:

 (a)   the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days);

 (b)   the other party fails to start and diligently pursue the cure of a material breach of this Agreement within thirty (30) days after receiving written notice from the other party of such breach; or

 (c)   a  force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least ninety (90) days.  In the case of a force majeure event relating to a pending Work Order, the right to terminate will be limited to such Work Order.

14.5        Effect of Termination.  Manufacturer will, upon receipt of a termination notice from Customer, promptly cease performance of the applicable Services and will take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith.  In particular, Manufacturer will use its best efforts to:

 (a)   immediately cancel, to the greatest extent possible, any third party obligations;

 (b)   promptly inform Customer of any irrevocable commitments made in connection with any pending Work Order(s) prior to termination;

 (c)   promptly return to the vendor for a refund all unused, unopened materials in Manufacturer’s possession that are related to any pending Work Order; provided that Customer will have the option, but not the obligation, to take possession of any such materials;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

 (d)   promptly inform Customer of the cost of any remaining unused, unreturnable materials ordered pursuant to any pending Work Order(s), and either deliver such materials to Customer (or its designee) or properly dispose of them, as instructed by Customer; and

 (e)   perform only those services and activities mutually agreed upon by Customer and Manufacturer as being necessary or advisable in connection with the close-out of any pending Work Order(s).

14.6        Return of Materials/Confidential Information.  Upon the expiration or termination of this Agreement, each party will promptly return all Confidential Information of the other party that it has received pursuant to this Agreement.

14.7        Inventories.  Upon expiration or termination of this Agreement or a pending Work Order, Customer (a) will purchase from Manufacturer any existing inventories of Product conforming to the Specifications and Manufactured in accordance with cGMP (if applicable) and the Manufacturing Process, at the price for such Product set forth in the applicable Work Order, and (b) may either (i) purchase any Product in process held by Manufacturer as of the date of the termination, at a price to be mutually agreed (it being understood that such price will reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket expenses actually incurred by Manufacturer with respect to the Manufacture of such in-process Product), or (ii) direct Manufacturer to dispose of such material at Customer’s cost.

14.8        Payment Reconciliation.  Within thirty (30) days after the close-out of a Work Order, Manufacturer will provide to Customer a written itemized statement of all work performed by it in connection with the terminated Work Order, an itemized breakdown of the costs associated with that work, and a final invoice for that Work Order.  If Customer has pre-paid to Manufacturer more than the amount in a final invoice then Manufacturer agrees to promptly refund that money to Customer, or to credit the excess payment toward another existing or future Work Order, at the election of Customer.

14.9        Survival.  Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination or of any rights and obligations of the parties that by their terms survive termination or expiration of this Agreement or of any Work Order, including, without limitation, Sections 1, 4, 5.2(c), 5.2(d), 5.4, 5.5, 5.8, 9 through 13, 14.4, 14.5, 14.6, 14.7, 14.8 and 15, and the provisions of the applicable Quality Agreement.

15.          Miscellaneous.

15.1        Independent Contractor.  All Services will be rendered by Manufacturer as an independent contractor and this Agreement does not create an employer-employee relationship between   Customer and Manufacturer. Manufacturer will not in any way represent itself to be a partner or joint venturer of or with Customer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

15.2        Force Majeure.  Except as otherwise expressly set forth in this Agreement, neither party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”).  The party affected by any event of force majeure will promptly notify the other party, explaining the nature, details and expected duration thereof.  Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other party of the cessation of any such event.  A party affected by an event of force majeure will use its reasonable efforts to remedy, remove, or mitigate such event and the effects thereof with all reasonable dispatch.  If a party anticipates that an event of force majeure may occur, such party will notify the other party of the nature, details and expected duration thereof. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

15.3        Notices.  All notices must be written and sent to the address or facsimile number identified below or in a subsequent notice.  All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

 If to Manufacturer, to:

 Navinta, LLC

 ATTN.  Christopher Newton, Ph.D.

 1499 Lower Ferry Road

 Ewing, NJ 08619

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

 If to Customer, to:

 CorMedix Inc.
 ATTN. John C. Houghton
 86 Summit Ave.
 Summit, NJ 07901

15.4        Assignment.  This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Customer may, without such consent, but with notice to the Manufacturer, assign this Agreement, in whole or in part, (a) in connection with the transfer or sale of all or substantially all of its assets or the line of business or Product to which this Agreement relates, (b) to a successor entity or acquirer in the event of a merger, consolidation or change of control, or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void.  Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

15.5        Entire Agreement.  This Agreement, including the attached Appendices and any fully-signed Work Orders, each of which are incorporated herein, constitute the entire agreement between the parties with respect to the specific subject matter hereof and all prior agreements including but not limited to the Confidentality Agreement entered into by the Parties, effective October 2nd 2006 with respect thereto are superseded.  Each party hereto confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein.

15.6        No Modification. This Agreement and and/or any Work Order or Quality Agreement may be changed only by a writing signed by authorized representatives of both parties.

15.7        Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no restriction will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part.  If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

15.8        Governing Law.  This Agreement will be construed and interpreted and its performance governed by the laws of the state of New Jersey, U.S.A, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is hereby specifically excluded.

15.9        Waiver.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver, extension or amendment will be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

15.10      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

15.11      Headings.  This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

15.12      No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CORMEDIX INC.		NAVINTA, LLC

By	/s/ John C. Houghton	By	/s/ Pankaj Dave

Print Name	John C. Houghton	Print Name	Pankaj Dave

Title	President and CEO	Title	Vice President

Date	12/7/09	Date	12/4/09

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.